FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 6, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Process to Explore Sale of Company

Salt Lake City, August 6, 2015 – FX Energy, Inc. (NASDAQ: FXEN) today announced that its Board of Directors has commenced a process to explore a possible sale of the Company or other transaction. The Company has engaged Evercore Group L.L.C. as its financial advisor to assist with the process.

In connection with its previously announced discussions regarding a potential farmout of its Edge license, the Company received unsolicited approaches from two companies about the possible acquisition of FX Energy. Although these approaches did not constitute binding offers and may have been prompted by the decline in trading prices of the Company’s common stock, the Company’s Board of Directors believe they reflected bona fide interest in pursuing a transaction. Based on this apparent interest, the Company commenced a process with its financial advisor to identify and engage with additional parties that have expressed interest, or that might be interested, in an acquisition of or other transaction with the Company. The Board’s goal is to explore such a transaction on a competitive basis as a potential avenue for delivering value to the Company’s stockholders, including value that may not be reflected in current trading prices of the Company’s common stock, and to ensure that any such transaction ultimately pursued by the Company would be the best available transaction for the Company and its constituents based on all relevant facts and circumstances.

The Company cautions that there is no assurance that the current process will result in a transaction or as to the structure, terms, or timing of any such transaction. Although the Company and its advisors are actively pursuing the process now, there is no definitive schedule for completion of the process. The Company does not intend to comment further regarding the process until a specific transaction is approved by its Board of Directors, the process is concluded, or the Company otherwise determines that further disclosure is appropriate or required by law.

In other matters, the refinance of the Company’s credit facility was announced July 29th, and the Company recently filed a new shelf registration statement with the SEC. The Company believes these steps will enhance its financial flexibility.

The Company is proceeding with its planned exploration projects in Poland. In the Edge license, where the Company owns 100% of the working interest, the Company has recently completed the acquisition of 266.5 square kilometers of 3D seismic. That seismic is now in the processing and interpretation stage.

In the Fences license, where PGNiG is the owner and operator of the concession and the Company owns 49% of the working interest, 460 square kilometers of 3D seismic have been acquired and are being processed and interpreted. In addition, the Miloslaw-4 well is drilling at 2,713 meters toward a Rotliegend sandstone target at a projected depth of 3,660 meters.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees and are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. Specific factors that could cause actual results to differ from those expressed in forward looking statements include the results of the exploration of strategic alternatives being undertaken by the Company. Operationally, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.